Exhibit 10.5

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of August 19, 2011 (the “Effective Date”), among 3D-ID, LLC., a Florida limited liability company having its principal place of business at 1721 Winding Ridge Circle SE, Palm Bay, FL 32909 (“3D-ID”), Technest Holdings, Inc., a Nevada corporation(“Technest”), and Genex Technologies, Incorporated (“Genex”), both having a principal place of business at 10411 Motor City Drive, Suite 650, Bethesda, MD 20817. 3D-ID,Technest and Genex are collectively referred to herein as the “Parties” and each sometimes referred to as a “Party”.

recitals

whereas, Technest and Genex have developed expertise in the area of three-dimensional imaging (the “Field”) and have certain intellectual property, equipment and software in the Field, including but not limited to the contents set forth in Exhibit A attached hereto (collectively, referred to as the “Technology”), that 3D-ID is interested in further developing;

WHEREAS, in its efforts to further develop this expertise, 3D-ID wishes to obtain a license from Technest and Genex to use the Technology, and Technest and Genex wish to grant such a license to 3D-ID according to the terms and conditions set forth herein.

now, therefore, in consideration of the foregoing premises and the terms and conditions herein contained, it is hereby agreed between the Parties as follows:

1.	License to 3D-ID. Subject to the terms and conditions of this Agreement, Technest and Genex hereby grant to 3D-ID a perpetual sub-licensable, exclusive, worldwide license to make, have made, use, sell, offer for sale and import products and to practice any method under the Intellectual Property (as defined below) in the Markets (as defined below), including but not limited to the use of the Technology for the manufacture and distribution of products, and a non-exclusive license to the same in all other markets outside the Markets. The “Intellectual Property” refers to, collectively, all trademarks, trade secrets, know-how, proprietary information and other intellectual property of Technest and Genex currently developed by Technest and/or Genex, including, without limitation, in each instance, all specifications, engineering drawings, schematics, bills of materials, software source and object code and algorithms, wiring diagrams, test procedures, assembly drawings, artwork, and other documents or files related to the Technology. The “Markets” shall mean products to be sold to or for use by, and services to be provided to, (a) the United States Department of Defense (including but not limited to the U.S. Army, U.S. Navy, U.S. Air Force and U.S. Marine Corp.), (b) the United States Department of Homeland Security (including the following Agencies: Federal Emergency Management Agency, Transportation Security Administration, Customs and Border Protection, Immigration and Customs Enforcement, Coast Guard, Secret Service and any successor agencies performing comparable functions), (c) the U.S. intelligence agencies (including, but not limited to, the Central Intelligence Agency, the Federal Bureau of Intelligence, the Defense Intelligence Agency, National Security Agency, National Geospatial Intelligence Agency, National Reconnaissance Office and any successor agencies performing comparable functions), (d) any local or state agencies of the United States performing comparable functions, (e)state and local law enforcement agencies, including detention centers, (f)the state departments of motor vehicles, and (g)the video games industry in the U.S. Technest shall be given prior written notice of any sublicense or transfer of 3D-ID’s rights hereunder. The foregoing license will only be transferable to a party that agrees in writing to be bound by the terms of this Agreement in connection with any merger, acquisition, consolidation, or other business combination, or sale of all or substantially all of 3D-ID’s assets relating to the Intellectual Property.

1.1.	Ownership of Improvements, Modifications and Additions. 3D-ID shall solely own all right, title and interest in and to all improvements, modifications, additions, inventions, original works of authorship, developments, concepts, and trade secrets, whether or not patentable or registrable under copyright or similar laws, and any and all patents issued with respect thereto, to the Technology, which 3D-ID, its affiliates, employees and/or contractors may solely make, conceive, or develop or reduce to practice, or cause to be conceived or developed or reduced to practice.

2.     Duties of the Parties. In connection with the licenses granted hereunder, 3D-ID hereby acknowledges receipt of the items set forth in Exhibit A. 3D-ID shall use reasonable commercial efforts to further develop the Technology for the manufacture and distribution of products and/or services using the Technology in the Markets.

3.	Compensation. In consideration of the license of rights affected by this Agreement, 3D-ID shall pay Technest a royalty equal to 5% of “Net Sales” of Royalty Bearing Products (as defined below) sold with respect to which the 3D-ID has received final payment during each calendar quarter after the date hereof, such royalty to be payable in accordance with the terms of this Section 3. “Net Sales” means revenues received and recognized in accordance with GAAP, as follows: the invoice price of Royalty-Bearing Products sold or licensed by 3D-ID to third parties. “Royalty-Bearing Product” means: (i) a product the manufacture, use, offer for sale, sale or importation of which requires and/or involves the Intellectual Property or the Technology and (ii) the provision of services by 3D-ID involving Intellectual Property and/or the Technology.

3.1.	Royalty Reporting and Payment. 3D-ID shall make quarterly written reports to Technest within 30 days after the end of each calendar quarter. Each such report must in reasonable detail explain the basis for the royalty due hereunder as a result of receipts from Net Sales during the previous quarter, including the relevant markets the Royalty Bearing Products were sold in. Technest shall treat such reports as the confidential information of 3D-ID, and shall not disclose it to third parties. Concurrently with the making of each such report, 3D-ID shall pay Technest the royalty due, if any, in relation to such report.

3.2.	Records; Inspection. 3D-ID shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable hereunder. Such books and records must be kept at the principal place of business of 3D-ID for a period of not less than two years following the end of the calendar quarter to which they pertain. Technest may audit such books to ensure 3D-ID’s compliance with this Agreement, provided that each such audit: (i) occurs during business hours, and upon no less than ten business days notice to 3D-ID; (ii) is conducted by a certified public accountant chosen by Technest and approved by 3D-ID, such approval not to be unreasonably withheld; (iii) the results of such audit are considered the confidential information of Technest, and both Technest and the auditor will be required to sign a non-disclosure and non-use agreement limiting disclosure and use of such information; and (iv) occurs no sooner than one year after the most recent prior audit. Technest shall pay all expenses relating to each audit, unless an audit reveals an underpayment exceeding 10% of the amount stated for the period covered by the audit, in which case all costs relating to the inspection and any unpaid amounts will be paid by 3D-ID.
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3.3.	Minimum Royalty Payments. 3D-ID agrees to make royalty payments of not less than $15,000 in the aggregate with respect to Net Sales of Royalty Bearing Products occurring in the Markets during the first two years after the date hereof, which payment is to be made within thirty (30) days of the end of the second contract year and royalty payments of not less than $20,000 with respect to Net Sales of Royalty Bearing Products occurring in the Markets in each contract year thereafter. If 3D-ID does not make the minimum payments within thirty (30) days of the end of any contract year beginning in the second contract year, the exclusive license granted under Section 1 with respect to the Markets shall automatically become non-exclusive in nature.

4.	Representations and Warranties of the Parties. 3D-ID,Technest and Genex hereby each represent and warrant to the other Parties that, as of the date hereof, the following statements are true and correct:

4.1.	Organization. It is an organization duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, and has the corporate power and authority to enter into and perform this Agreement.

4.2.	Authorization. All action on its part of necessary for the authorization, execution and delivery of this Agreement to which it is a party and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement to which it is a party when, fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of such Party.

4.3.	Government and Other Consents. No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental authority, or any other person, is required of it in connection with its execution, delivery and performance of this Agreement, or if any such consent is required, it has satisfied the applicable requirements.

4.4.	Effect of Agreement. Its execution, delivery and performance of this Agreement to which it is a party will not (i) violate its organizational documents, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to it, (iii) have any effect on its compliance with any applicable licenses, permits or authorizations which would materially and adversely affect such Party or its ability to perform under this, or (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which it is a party and which would materially and adversely affect such Party or its ability to perform under this Agreement.

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4.5.	Litigation. There are no actions, suits or proceedings pending or, to such Party’s knowledge, threatened, against it which question its right to enter into or perform this Agreement, or which question the validity of this Agreement.

5.	Confidential Information. The Parties acknowledge that each Party hereto and its employees, agents, affiliates or subcontractors (collectively, the “Recipient”) may be exposed to certain Confidential Information (as defined below) of the other Parties to this Agreement (the “Disclosing Party”). Any Confidential Information of the Disclosing Party disclosed pursuant to this Agreement may be used only for the purpose related to this Agreement. The Recipient (i) will hold the Disclosing Party’s Confidential Information in strict confidence; (ii) will not disclose the Confidential Information to any third party without the written consent of the Disclosing Party and will take all reasonable steps to prevent such disclosure (which steps will include, without limitation, at least the same degree of care, but not less than a reasonable degree of care, and security precautions that the Recipient uses to protect its own confidential information); and (iii) will only use or disclose such Confidential Information within the Recipient’s own organization on a need-to-know basis or to the extent required to be disclosed by the Recipient to comply with applicable laws or regulations or judicial order, in which event the Recipient shall provide prior written notice of such mandated disclosure to the Disclosing Party and shall cooperate with the Disclosing Party (at the Disclosing Party’s expense) in connection with any efforts thereby to prevent or limit such disclosure. Moreover, the Recipient agrees to transmit Confidential Information only to the Recipient’s partners, directors, officers, employees, agents, advisors, and affiliates or those of the Recipient’s affiliates only on a need-to-know basis and who are informed by the Recipient of the confidential nature of the Confidential Information and who agree to be bound by the terms of this section or a confidentiality agreement with terms at least as restrictive as those set forth herein. The Recipient will be responsible for any breach of any provision of this Agreement by the Recipient’s affiliates, partners, directors, officers, employees, agents, and advisors and those of the Recipient’s affiliates. Confidential Information will be maintained in confidence indefinitely. Each Party shall immediately notify the other in writing of any known or perceived misappropriation or disclosure of the Confidential Information, whether such misappropriation or disclosure is a result of a negligent or an intentional act of the Recipient or a third party. “Confidential Information” means (i) all ideas, concepts, techniques or know-how tending to give the Disclosing Party a commercial advantage (including, without limitation, any patentable inventions and original works of authorship, such as computer software, customer lists, specifications, business plans, trade secrets, and the like) and (ii) any other information labeled “CONFIDENTIAL” and provided to the Recipient by the Disclosing Party. Confidential Information shall not include any information that: (a) Is contained in a printed publication prior to the date of this Agreement; (b) Is or becomes publicly known through no wrongful act or failure to act on the part of the Recipient; (c) Is known by the Recipient without any proprietary restrictions at the time of receipt of such information from the Disclosing Party or becomes known to the Recipient without proprietary restrictions from a source other than the Disclosing Party; or (d) Is independently developed by the Recipient without reference to the Confidential Information disclosed by the Disclosing Party. The timing and content of any announcements, press releases or other public statements concerning this Agreement and the relationship of the Parties hereunder will occur upon, and be determined by, mutual agreement and consent of the Parties. The foregoing notwithstanding, nothing herein shall prohibit any Party to this Agreement from making any public disclosure regarding this Agreement and the nature and status of the transaction contemplated herein if in the opinion of counsel to such Party such disclosure is required under applicable laws.

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6.	Term and Termination.

6.1.	Term. The term of this Agreement shall commence as of the Effective Date and, unless and until terminated sooner as set forth below, shall continue for an initial term of five (5) years and thereafter shall continue until either Party provides the other Party written notice at least sixty (60) days prior to the effective date of termination.

6.2.	Events Permitting Termination. Any Party to this Agreement shall have the right to terminate this Agreement, effective immediately, upon written notice to the other Parties in the event any of the following should occur: (a) A Party engages in fraudulent conduct; (b) A Party becomes insolvent; is adjudicated bankrupt; a receiver, trustee or custodian is appointed for it; there is an assignment of a Party’s business for the benefit of creditors; or one of the Parties liquidates or dissolves; (c) A Party fails to function as a viable and operative concern or to conduct its operations in the normal course of business.

6.3.	Material Breach. Other than for occurrences covered by Section 6.2 hereof, a Party shall have the right to terminate this Agreement upon thirty (30) days written notice if a Party materially breaches or fails to perform any of its obligations, representations or undertakings hereunder and fails to cure such breach or failure within such thirty (30) day notice period.

6.4.	Losses Due to Termination. Under no circumstances shall a Party be liable to the other Party by reason of termination of the Agreement for indemnification, compensation, reimbursement, or damages for loss of prospective compensation, goodwill or loss thereof, or expenditures, investments, leases, or any type of commitment made in connection with the business of such Party or in reliance on the existence of this Agreement including, but not limited to advertising and promotion costs, costs of supplies, termination of employees, employee salaries, and other such costs and expenses.

6.5.	Licenses; Advertising Material. Upon the termination of this Agreement for any reason, (i) all rights and licenses granted to 3D-ID hereunder immediately shall terminate; and (ii) each Party shall return to corresponding Party all tangible manifestations of Confidential Information of the other Party in its possession, specifically 3D-ID shall return the items set forth in Exhibit A.

7.	Miscellaneous.

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7.1.	Prior Agreements. This Agreement cancels and supersedes all prior agreements and understandings, oral or written, entered into by and between the Parties. This Agreement, including the Exhibits appended hereto, sets forth the entire understanding of the Parties with respect to its subject matter and may be changed or amended only by a writing signed by duly authorized officers of all of the Parties. All captions and headings contained in this Agreement are for convenience only and are not a part of this Agreement.

7.2.	Notices. All notices under this Agreement shall be in writing and shall be by registered or certified air mail or overnight courier or sent via facsimile to the addresses or numbers listed on the signature page of this Agreement.

7.3.	Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Delaware, as if performed wholly within the state and without giving effect to the principles of conflict of law.

7.4.	No Waiver. No waiver of rights under this Agreement by any Party shall constitute a subsequent waiver of this or any other right under this Agreement.

7.5.	Force Majeure. No Party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God, Government restrictions (including the denial or cancellation of any export or other necessary license), wars, insurrections and/or any other cause beyond the reasonable control of the Party whose performance is affected.

7.6.	Assignment. Other than as set forth in Section 1, neither this Agreement nor any rights under this Agreement shall be assigned or otherwise transferred by any Party (by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing, a Party shall have the right to assign this Agreement without the other Parties’ consent to an entity that acquires all or substantially all of its stock or assets, whether by way of merger, acquisition, operation of law or otherwise. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties.

7.7.	Severability. In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for any Party, as determined by such Party in its sole discretion, then the affected Party may terminate this Agreement by written notice to the other.

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7.8.	Arbitration. IN THE EVENT OF A DISPUTE HEREUNDER WHICH CANNOT BE RESOLVED BY THE PARTIES AMONG THEMSELVES, SUCH DISPUTE SHALL BE SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATION PANEL MAY BE ENTERED IN ANY COURT OR TRIBUNAL OF COMPETENT JURISDICTION. THE PARTIES AGREE THAT ALL ARBITRATIONS OCCURRING UNDER THIS SECTION SHALL BE HELD IN THE INITIATING PARTY’S CITY OF THEIR CHOICE. THE PARTIES AGREE THAT THE AAA OPTIONAL RULES FOR EMERGENCY MEASURES OF PROTECTION SHALL APPLY TO THE PROCEEDINGS. THE INITIATING PARTY WILL HAVE ARBITRATION HELD IN THE CITY OF THEIR CHOICE. NOTWITHSTANDING THE ARBITRATION PROVISIONS, IN THE EVENT OF THE NEED FOR INJUNCTIVE RELIEF BY ANY PARTY IN ORDER TO ENFORCE THE TERMS AND CONDITIONS OF THIS AGREEMENT, ANY PARTY SHALL BE FREE TO INSTITUTE LITIGATION IN ANY APPROPRIATE FORUM TO ADDRESS THE EQUITABLE ISSUES RAISED BY SUCH PARTY’S CONDUCT.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed. Each Party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Agreement.

3D-ID, LLC

/s/ Gino Pereira
Name:	Gino Pereira

Title:	Managing Partner

Date:	August 16, 2011
Address:	1721 Winding Ridge Circle SE
Palm Bay, FL 32909
FAX:203 888 7399
Attention: Gino Pereira

Technest Holdings, Inc.

/s/ Shekhar Wadekar
Name:	Shekhar Wadekar

Title:	Chief Executive Officer

Date:	August 19, 2011
Address:	10411 Motor City Drive, Suite 650
Bethesda, MD 20817
FAX: (301) 767-2811
Attention: Shekhar Wadekar

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Genex Technologies, Incorporated

/s/ Shekhar Wadekar
Name :	Shekhar Wadekar

Title:	President

Date:	August 19, 2011
Address:	10411 Motor City Drive, Suite 650
Bethesda, MD 20817
FAX: (301) 767-2811
Attention: Shekhar Wadekar

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EXHIBIT A

Item #	Product Description	QTY
1	Shuttle X 3.01 GHZ mini Computer with an EuraCard frame grabber	1
2	3D FaceCam, model FACE CAM500-34	1
3	3D FaceCam (FC800-688-22651-38105-1279b)	1
4	Manfrotto Tripod	2
5	Belkin Power strip	1
6	WellCam system with monitor and power supply	1
7	WellCam camera	2
8	WellCam system in Pelican 1490 case	1
9	Pelican 1400 case	1
10	IMPERX IPX-4M15-L camera	1
11	CameraLink power supply	1
12	AXIS EVI-D30 12 variable zoom camera	1
13	Swann Security c500 CCD color camera	1
14	Color TFT LCD monitor	1
15	Micro compact KPC CCD camera lenses	12
16	Micro compact KPC CCD camera	2
17	Power supply adaptors	5
18	Network server case	1
19	More Power supply adaptors	5
20	Three level camera ring with 19 KPC-EX20H cameras	1
21	One level camera ring with 5 or 6 KPC-EX20H cameras	3
22	SOS-4 Vision system	2
23	SOS vision system (model IS 1)	1
24	Small Pelican case	1

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25	AirPlus Xtreme G wireless router	1
26	Netgear Prosafe 8 port Gigabit switch (GS108)	1
27	More power supply adaptors	3
28	Battery Lithium MnO2 BA 5390/u	1
29	More power supply adaptors	4
30	Utilitech motion sensor control #182164	1
31	Sets of SOS cables	4
32	SOS power supply	1
33	DPTex Passive Infrared Detector CX-702	2
34	DS ATO Gateway	5
35	SH-5316-BZ Motion Sensor	2
36	Marshall Electronics V-LCD4-Pro-l High resolution 4” LCD monitor	1
37	Camera Ring mechanical structure for 8 sensors	1
38	S.BATT12.6 battery	5
39	Small Electronic chips	3
40	Archer Filed personal computer	1
41	STUDS SOS Vision Systems	2
42	Pelican 1150 cases	3
43	Genex camera system with two big grey cameras	1
44	Camera vision system with 3 KPC-EX20H cameras	1
45	AXIS 2120 Network Camera	1
46	IQeye3 Camera system from IQinVision	1

Note:	(1) Items #1 to #43 are in the possession ofDavid Tunnell;
(2) Items #44 to #46 are in the possession of Libin Zhang on behalf of David Tunnell

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Software and Trademarks:

WellCam
STUDS
SOS
Cerberus

FaceCam

3D SketchArtist

3D FaceMap

3D FaceMatch

3D Enroll

Patents:

Patent Title	Serial/Patent/ Registration Number
Method and Apparatus for High Resolution Three Dimensional Display	6,064,423
Omni-Directional Cameras	D436,612
High Speed Three Dimensional Imaging Method	6,028,672
Method and System for Three-Dimensional Imaging Using Light Pattern Having Multiple Sub-Patterns	6,700,669
Method And Apparatus for Omnidirectional Three Dimensional Imaging	6,744,569
Face Recognition System and Method	7,221,809
A System and a Method for Three-Dimensional Imaging Systems	7,349,104
Method and Apparatus for an Interactive Volumetric Three Dimensional Display	7,098,872
Face Recognition System and Method	7,876,931
Method and Apparatus for Omni-Directional Video Surveillance System	7,940,299
A System and a Method for a Smart Surveillance System	7,358,498
A High Speed Three Dimensional Imaging Method	6,147,760
Method And Apparatus for Modeling Via a Three-Dimensional Image Mosaic System	6,819,318
Method and System for a Three Dimensional Facial Recognition System	7,804,997
Method and Apparatus for Omnidirectional Three-Dimensional Imaging	6,304,285
Method and Apparatus for Generating Structural Pattern Illumination	6,937,348

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